SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2007 (March 12, 2007)

SPECTRX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Item 2.03. CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
Item 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.
SIGNATURES

Item 1.01.          Entry Into a Material Definitive Agreement.

On March 12, 2007, SpectRx, Inc. ("SpectRx") completed transactions to enter into an Amended and Restated Loan Agreement (the "Amended Loan") with about 56 existing and new lenders (the "Amended Loan Lenders").  The Amended Loan amended and restated the Bridge Loan Agreement, dated June 28, 2006 (the "Bridge Loan Agreement"), by and among SpectRx, Easton Hunt Capital Partners, L.P., ProMed Offshore Fund II, Ltd., Mark A. Samuels, Richard L. Fowler and William D. Arthur, III (collectively, the "Lenders"), and ProMed Management Inc., as agent for the Lenders.  Pursuant to the Amended Loan, the existing bridge loans under the Bridge Loan Agreement were restructured and consolidated into new 13% senior secured convertible notes issued by SpectRx (the "Convertible Notes"), certain notes issued by SpectRx's wholly owned subsidiary, Guided Therapeutics, Inc. ("GT"), were restructured and consolidated into Convertible Notes, and new lenders became party to the Amended Loan and were issued Convertible Notes.

The aggregate principal amount of the Amended Loan is approximately $4.7 million.  The Amended Loan is a senior secured obligation of SpectRx and is secured by (a) a first in priority lien on all of SpectRx's assets; (b) a guaranty by SpectRx's wholly owned subsidiary, Sterling Medivations, Inc. ("Sterling"); (c) a lien on all of Sterling's assets; and (d) a pledge on all issued and outstanding stock of Sterling and GT.  No payments are due on the Amended Loan until it matures on March 1, 2010 ("Maturity Date").  The interest rate on the Amended Loan is 13% per annum, payable on the Maturity Date of the loan absent an event of default under the Amended Loan.  If an event of default occurs and is continuing, the interest rate on the Amended Loan is 18%.

Subject to customary adjustments, the convertible notes associated with the Amended Loan are convertible into, and the warrants are exercisable for approximately 7,237,800 and 7,237,800 shares of common stock, respectively. The warrants are currently exercisable. The convertible notes are convertible into SpectRx common stock at a price of $0.65 per share and the warrants permit the holders to purchase shares of SpectRx common stock at a price of $0.78 per share, both are subject to certain adjustments. The Amended Loan also provides certain registration rights with respect to the shares of SpectRx common stock underlying the convertible notes and warrants to the Amended Loan Lenders.

The issuance of the convertible notes and warrants was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  The facts relied upon to make the section 4(2) exemption available were:  (i) no underwriters were involved in the issuance and sale of the convertible notes and warrants; (ii) the Amended Loan Lenders were accredited, were experienced with transactions of this nature and had the ability to fend for themselves; (iii) the convertible notes and warrants were acquired by the Amended Loan Lenders for investment only and not with a view to or for sale in connection with any distribution thereof, (iv) appropriate restrictive legends were affixed to the convertible notes and warrants, and (vi) the sales of the convertible notes and warrants were made without general solicitation or advertising.

Of the proceeds from the Amended Loan, approximately $1.9 million was used to convert debt from the previous loans into debt from the Amended Loan, and approximately $1.9 million was used to retire debt from the previous loans. The remaining funds, less fees and expenses, are intended for use in product development, working capital and other corporate purposes.

The issuance of the convertible notes and the warrants changed the conversion price of the Company's Series A preferred stock from $1.50 to $0.65, the exercise price of the Company's Series A Preferred warrants from $2.20 to $0.81, respectively.

The Amended Loan Lenders include Mark A. Samuels, Chairman, Chief Executive Officer and Acting Chief Financial Officer of SpectRx; Richard L. Fowler, Senior Vice President-Engineering of SpectRx; William D. Arthur, III, President and Chief Operating Officer of Sterling and Secretary and a director of SpectRx; and, John E. Imhoff, a director of SpectRx all of whom have a preexisting relationship with SpectRx, consisting of the ownership of an aggregate of approximately 29% of SpectRx's common stock.

Item 2.03.         Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

            The information reported above in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02.         Unregistered Sales of Equity Securities.

            The information reported above in Item 1.01 is incorporated into this Item 3.02 by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRX, INC.

/s/ MARK A. SAMUELS
	By:	Mark A. Samuels
CEO & CFO

Date: March 12, 2007.